Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), made and entered effective as of the 12th day of April, 2019, by and between EMMIS OPERATING COMPANY, an Indiana corporation (“EOC”), and Emmis Indiana Broadcasting, L.P., an Indiana limited partnership (“EIB”), each having a mailing address of 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 (hereinafter referred to collectively as “Borrower”), and STAR FINANCIAL BANK, having an office at 3610 River Crossing Parkway, Indianapolis, Indiana 46240 (hereinafter referred to as “Lender”),

WITNESSETH:

WHEREAS, EOC is the owner of fee simple title to certain real estate and improvements located in Marion County, Indiana, more particularly described in Exhibit “A” attached hereto and by reference made a part of this Agreement (the “EOC Real Estate”);

WHEREAS, EIB is the owner of fee simple title to certain real estate and improvements located in Boone County, Indiana, more particularly described in Exhibit “B” attached hereto and by reference made a part of this Agreement (the “EIB Real Estate”) (the EOC Real Estate and EIB Real Estate are sometimes hereinafter referred to collectively as the “Real Estate”); and

WHEREAS, Borrower has applied to Lender for a loan against the Real Estate in the maximum principal amount of Twenty Three Million Dollars ($23,000,000.00), and Lender is willing to make such loan to Borrower against the Real Estate in full compliance with the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of these premises and the undertakings of the parties hereto, Borrower and Lender hereby agree as follows:

1.Loan.

Subject to the terms and conditions of this Agreement, Lender shall establish for Borrower a term loan in the maximum principal amount of Twenty Three Million Dollars ($23,000,000.00) (the “Loan”). The Loan shall be payable in the manner specified in the Promissory Note of Borrower payable to the order of Lender in the principal sum of Twenty Three Million Dollars ($23,000,000.00) (such promissory note as may be modified or amended from time to time and/or any promissory note which is a direct or remote renewal, extension, restatement or replacement of such promissory note is hereinafter referred to as the “Note”) and have a maturity date of April 12, 2029.

2.Collateral.

A.The indebtedness and obligations of Borrower to Lender under the Loan shall be secured by: (a) the lien of a first mortgage covering the Real Estate, a first assignment of all rents and leases with respect to the Real Estate and a first assignment of agreements with respect to the Real Estate granted under the terms of two (2) Mortgages executed by each Borrower as to its

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interest in the Real Estate to Lender of even date herewith (such Mortgage(s) as may be modified or amended from time to time is hereinafter referred to collectively as the “Mortgage”), (b) a first assignment of all rents and leases with respect to the Real Estate and Improvements granted under the terms of two Assignments of Leases executed by Borrower as to its interest in the Real Estate to Lender of even date herewith (such Assignment(s) as may be modified or amended from time to time is hereinafter referred to collectively as the “Assignment of Leases”), (c) an assignment of contracts and agreements relating to the Real Estate, all granted under the terms of two (2) Assignment Agreements executed by Borrower as to its interest in the Real Estate in favor of Lender of even date herewith (such Assignment Agreement(s) as may be modified or amended from time to time is hereinafter referred to collectively as the “Assignment Agreement”), and (d) two (2) Environmental Indemnity Agreements executed or to be executed by Borrower as to its interest in the Real Estate, and (such Environmental Indemnity Agreement(s) as may be modified or amended from time to time is hereinafter referred to collectively as the “Indemnity Agreement”).

The Note, Mortgage, Assignment of Leases, Assignment Agreement, Indemnity Agreement, and all other documents in connection with the Loan shall be collectively the “Loan Documents” and the terms and conditions thereof are hereby incorporated by reference and made a part of this Agreement.

3.Conditions Precedent to Advancement of the Loan.

A.Each of the following conditions shall be a condition precedent to the advancement of any part of the Loan by Lender pursuant to this Agreement.

i.Borrower shall execute and deliver the Note, Mortgage, Indemnity Agreement, Assignment of Leases and Assignment Agreement to Lender.

ii.Borrower has furnished to Lender commitments for a mortgagee’s policy of title insurance in an amount equal to the Loan issued by a title insurance company acceptable to Lender, insuring to Lender the title of Borrower to the Real Estate, together with any easements for parking and ingress and egress which benefit the Real Estate, free and clear of all liens, claims, encumbrances, easements, encroachments and defects, except for the lien of current real estate taxes not delinquent and other restrictions of record reasonably acceptable to Lender (“Permitted Encumbrances”). Such commitment(s) shall contain such special coverage endorsements as Lender may reasonably require, including, but not limited to, ALTA 3.1 zoning, ALTA 25 survey, ALTA 17 access and ALTA 9.2 comprehensive. Upon request by Lender, Borrower shall deliver to Lender satisfactory evidence from such title company acknowledging payment in full for all premiums, costs and expenses for issuance of such binder and the final policy of insurance to be issued pursuant thereto and the filing of financing statements pursuant to the Mortgage which shows the Mortgage as a first lien upon the Real Estate subject to the above conditions and the security interest pursuant to the Mortgage as having first priority, and to issue, upon demand by Lender, a final mortgagee’s policy of title insurance in standard form with only exceptions reasonably satisfactory to Lender which insures the Mortgage and the security interest granted pursuant to the Mortgage.

iii.Borrower has delivered to Lender a survey of the Real Estate (the “Existing Survey”).

iv.Borrower shall furnish to Lender evidence of hazard insurance coverage for the improvements on the Real Estate (all risk coverage), with a standard mortgage endorsement and loss payee endorsement in favor of Lender, and public liability insurance with Lender named as an additional insured, with copies of endorsements to the policies, all in such amounts and in form consistent with sound business practices.

v.Lender shall have determined that the Real Estate is not located in a flood hazard area as defined under the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968.  If the Real Estate is in a flood hazard area under the foregoing sentence, Borrower shall furnish to Lender evidence of flood insurance coverage, with a standard mortgagee endorsement in favor of Lender, such insurance to be with a company and in an amount reasonably acceptable to Lender.

vi.Borrower shall furnish or cause to be furnished to Lender corporate resolutions of the board of directors of EOC authorizing it to obtain the Loan and partner resolutions of the partners of EIB authorizing it to obtain the Loan, and the execution and delivery of all documents and instruments in connection therewith.

vii.Borrower shall furnish or cause to be furnished to Lender a copy of the Articles of Incorporation and Bylaws of EOC and articles of limited partnership and partnership agreement of EIB and all amendments thereto.

viii.Borrower shall furnish or cause to be furnished to Lender a certificate of existence for Borrower issued by the Office of the Secretary of State of Indiana.

ix.Borrower shall furnish or cause to be furnished to Lender an opinion of Borrower’s counsel for the State of Indiana which is reasonably acceptable to Lender and Lender’s counsel.

xi.Borrower has furnished to Lender environmental inspection reports of the Real Estate prepared by August Mack dated March 21, 2019 (the “Environmental Report”).

xii.Lender has obtained appraisals of the Real Estate and Improvements, stating the “as-is” collective value of the Real Estate and Improvements is not less than Thirty Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($30,666,667.00).

xiii.The warranties and representations set forth in paragraph 5 of this Agreement shall be and remain true and that there has been full compliance with the covenants set forth in paragraph 6 of this Agreement.

xiv.Borrower shall execute and deliver to Lender such other documents, instruments, information and materials as may be reasonably required by Lender in connection with the Loan.

4.Duties of Borrower.

A.In addition to all of the terms and conditions to be performed by Borrower under this Agreement, Borrower shall pay to Lender at the time of the execution of this Agreement, if Borrower has not previously paid, the balance of a commitment and service fee of One Hundred Fifteen Thousand Dollars ($115,000.00) and shall reimburse Lender for all costs and expenses incurred by it in connection with the Loan, including but not limited to premiums and fees of title insurance companies, recording fees, lien search fees, survey expenses, appraisal fees and reasonable legal fees and expenses of its counsel, all of which may be deducted by Lender from the advancements made hereunder, and shall deliver to Lender such other documents as it may reasonably require to carry out the terms and provisions of this Agreement.

B.Borrower shall pay Lender a “Mandatory Principal Payment” of not less than Ten Million Dollars ($10,000,000.00) from (i) 100% of the Net Proceeds of any sale of all or a portion of the EIB Real Estate; and/or (ii) twenty-five percent (25%) of the Net Proceeds of any other sales of magazines or radio stations by Borrower or its included subsidiaries listed on Exhibit C (the “Asset Sales”).  “Net Proceeds” for the sale of the EIB Property shall be the gross proceeds from the sale of the EIB Property less reasonable and customary expenses for the sale of real estate including, real estate commissions, customary due diligence costs and the cost of relocating the existing towers on the EIB Property. “Net Proceeds” for Asset Sales shall be the gross proceeds due Borrower from Asset Sales less (a) reasonable and customary expenses for the sale of similar type assets; provided further that Net Proceeds from the sale of any assets or ownership interests in Emmis Austin Radio Broadcasting Company, L.P. or Radio Austin Management, LLC (collectively “Austin”) shall be used first to repay the loan from Barrett Investment Partners, LLC (“Barrett Loan”) in the principal amount of not more than Four Million Dollars ($4,000,000.00). Notwithstanding the foregoing, Lender shall release the Mortgage on the EIB Property upon (i) receipt of Net Proceeds from sale(s) of all or any portion of the EIB Property totaling $6,800,000.00; or (ii) receipt of Net Proceeds of Asset Sales, including any Net Proceeds from the sales of all or any portion of the EIB Property, totaling no less than $10,000,000.00.  If less than all of the EIB Property is sold, Lender shall partially release the Mortgage in the EIB Property for such portions of the EIB Property being sold if the purchase price per acre exceeds One Hundred Fifty Thousand Dollars ($150,000.00).

5.Warranties and Representations.  Borrower warrants and represents to Lender that:

a.EOC is a corporation duly organized and in existence under the laws of the State of Indiana, and has full power and authority under its Articles of Incorporation and By-laws, and any amendments thereto, and under all applicable provisions of law to own and operate its business and the EOC Real Estate;

b.EIB is a limited partnership duly organized and in existence under the laws of the State of Indiana and has full power and authority under its Articles of Limited Partnership and Limited Partnership Agreement and any amendments thereto, and under all applicable provisions of law to own and operate its business and the EIB Real Estate;

c.EOC is the owner in fee simple of the EOC Real Estate subject only to the Permitted Encumbrances, a future rooftop license agreement EOC is negotiating and anticipates entering into with the City of Indianapolis and an agreement with Hokanson Companies, Inc. related to leasing commissions for leasing of a portion of the EOC Real Estate;

d.EIB is the owner in fee simple of the EIB Real Estate subject only to the Permitted Encumbrances and that certain Purchase and Sale Agreement between EIB and that certain Purchase and Sale Agreement between EIB and Community Reinvestment Foundation, Inc. dated December 28, 2018 as amended by a First Amendment to Purchase and Sale Agreement dated March 28, 2019; that certain Listing Agreement between EIB and Cushman Wakefield dated November 10, 2017, and that certain Clear Channel Outdoor Lease Agreement between EIB’s predecessor and Clear Channel Outdoor, Inc. dated October 1, 2007, copies of which have been provided to Lender.  Lender hereby acknowledges and agrees that EIB is actively marketing the EIB Real Estate and has engaged Cushman Wakefield as its real estate broker;

e.The Real Estate and Improvements are in compliance in all material respects with all applicable building codes, zoning ordinances and the requirements of regulatory agencies having jurisdiction;

f.All required federal, state and other tax returns have been filed by or on behalf of Borrower and the taxes in connection therewith paid to date and no additional taxes or assessments have been asserted or are anticipated;

g.There is no litigation, or proceeding pending or, to the knowledge of Borrower, threatened against or otherwise affecting Borrower, or any of its respective shareholders, officers, directors or partners, the Real Estate, or any of the other properties or assets owned by them or any of their affiliates or subsidiaries, before any court or before or by any governmental agency, which if adversely determined, would have a material adverse effect on the Loan or the ability of Borrower to perform its respective obligations under this Agreement and the Loan Documents;

h.None of the representations or warranties of Borrower set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statements of a material fact or omits or will omit to state a financial fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading;

i.Upon the execution and delivery of this Agreement and the consummation of any transactions contemplated herein, (i) Borrower will be able to pay its respective debts as they become due, (ii) Borrower will have funds and capital sufficient to carry on its respective business and all businesses in which it is about to engage, and (iii) the assets of Borrower, valued on a fair saleable basis, will be equal to or greater than the sum of all liabilities and contingent liabilities required to be included on Borrower’s balance sheet under GAAP (as defined herein) of Borrower, including for this purpose, unliquidated and disputed claims;

j.The execution of this Agreement and all other agreements, instruments and documents executed by Borrower in connection herewith, the consummation of all transactions connected herewith, and the operating of the improvements on the Real Estate, have been duly authorized by all necessary action required on the part of Borrower;

k.Borrower has provided true and accurate copies of all documents and agreements relating to EOC and its shareholders and EIB and its partners including agreements related to the Revolver Loan, as defined herein, and there are no other agreements existing between EOC and its shareholders or between EIB and its partners that will be in effect after the date of this Agreement;

l.Neither the execution of this Agreement (or the consummation of the transactions contemplated hereby) nor compliance with the terms and provisions hereof or of any agreements, documents and instruments required of Borrower hereunder conflict with, result in a breach of or constitute a default under the terms, conditions or provisions of the Articles of Incorporation or By-Laws of EOC or articles of limited partnership or limited partnership agreement of EIB, or any amendments thereto, any agreement to which Borrower is a party or by which Borrower is bound or any law, regulation, order, writ, injunction or decree of any court or governmental agency or instrumentality having jurisdiction;

m.Borrower is in compliance in all material respects with all federal, state and local health, safety, building, zoning, environmental and other statutes, regulations and ordinances;

n.Any and all employee pension plans of Borrower are in compliance in all material respects with the terms and provisions of the Employee Retirement Income Security Act of 1974 and all other federal, state and local statutes, regulations and ordinances governing the establishment and administration of pension plans;

o.All governmental authorizations, permits, certificates, licenses, filings, registrations, approvals or consents have been obtained, received or made by Borrower for it to lawfully (i) make, execute and deliver this Agreement, (ii) perform all of its obligations under this Agreement, and (iii) operate the Real Estate; and

p.(i) Neither Borrower is now engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System); (ii) no part of the proceeds of any credit hereunder has been or will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock; and (iii) no part of the proceeds of any credit hereunder has been or will be used for any purpose that violates or which is inconsistent with the provisions of Regulations G, U or X of said Board of Governors.

Borrower further warrants, represents and covenants that all warranties and representations shall remain true in all material respects so long as Borrower has any liability to Lender hereunder or under or with respect to the Loan or any agreement, instrument or document executed in connection herewith.

6.Covenants of Borrower. Borrower agrees and covenants that so long as Borrower has any liability to Lender hereunder or under or with respect to the Loan or any agreement, instrument or document executed in connection herewith or so long as Lender may be obligated to make any advancement to Borrower, Borrower shall:

a.Retain or apply all receipts from the operation of its business first to the payment of expenses and obligations incurred in the ordinary course of business;

b.Promptly pay and discharge all taxes, assessments and governmental charges which may be lawfully levied, assessed or imposed upon it or its properties, or upon its income or profits, and all lawful claims for labor, material and services which, if unpaid, might become a lien or charge against the Real Estate located thereon; provided, however, that Borrower shall have the right to contest in good faith any such tax, assessment, charge, levy or claim by appropriate proceedings without the prior payment thereof unless payment is required to contest or to avoid any tax sale;

c.Keep accurate and complete books and records of its business, and maintain the same, together with all valuable papers and records at Borrower’s principal offices;

d.Defend, or cause to be defended, at all times any adverse claim by a third party relating to the possession of or any interest in the Real Estate;

e.Furnish, or cause to be furnished, to Lender, at Borrower’s expense, the following financial statements and other information of Borrower:

(1)As soon as available and in any event on or before May 15 of each year, copies of the audited financial reports consisting of a balance sheet and annual statements of income and surplus accounts for Borrower (“Financial Statement”) as of and for the year then ended certified by a certified public accounting firm and prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved in form reasonably acceptable to Lender; provided SEC filed financial statements of Emmis Communications Corporation (“ECC”) are sufficient to satisfy this obligation (and Borrower will have no obligation to provide copies of such SEC filed financial statements) as long as (i) EOC is a wholly owned subsidiary of ECC; and (ii) while the lien exists on the EIB Property, EIB is a wholly owned subsidiary of ECC;

(2)Within forty-five (45) days of the end of each quarter, beginning the quarter ending May 31, 2019 a financial statement as and for the fiscal quarter then ended, prepared and certified by an officer of Borrower, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved in form reasonably acceptable to Lender; provided SEC filed financial statements of ECC are sufficient to satisfy this obligation (and Borrower will have no obligation to provide copies of such SEC filed financial statements) as long as EOC is a wholly owned subsidiary of EOC and while the lien exists on the EIB Property, and SEC filed financing statements are sufficient as long as EIB is a wholly owned subsidiary of ECC;

(3)Within forty-five (45) days of the end of each fiscal quarter of Borrower, beginning with the quarter ending May 31, 2019 a current compliance certificate in the form attached as Exhibit D certified by an Officer of Borrower; and

(4)At such times as Lender may reasonably require, such further information regarding the business affairs and financial conditions of Borrower as Lender may reasonably require.

f.Permit any authorized representative of Lender and its attorneys and accountants, after prior reasonable notice to Borrower, to inspect, examine and make copies and extracts of the books of account and records of Borrower at reasonable times during normal business hours;

g.Permit any authorized representative of Lender, including but not limited to its attorneys and inspectors, after prior reasonable notice to Borrower, to enter upon and inspect and examine the Real Estate at reasonable times during normal business hours;

h.Give prompt written notice to Lender of any process or action taken or pending whereby a third party is asserting a claim against Borrower or any of their assets which, if adversely determined, would have a material adverse effect on the financial condition of Borrower;

i.Other than the Revolver Loan or Barrett Loan, pay when due all liabilities, including trade accounts, in accordance with regular terms, except for claims contested in good faith by appropriate proceedings;

j.Maintain the insurance required by this Agreement and, upon request by Lender, furnish to Lender evidence of such insurance coverage and payment of premiums therefor;

k.Comply in all material respects with all applicable federal, state and local statutes, regulations and ordinances;

l.Indemnify and hold Lender harmless from and against any and all claims, losses, damages, setoffs, counterclaims or expenses (including reasonable attorneys’ fees and costs) which Lender may sustain as a result of the transactions evidenced by this Agreement, excluding any act or omission of Lender, or because of the material breach of or inaccuracy in any of the representations and warranties contained in this Agreement or in any other document executed in connection herewith or in any other written communication of Borrower to Lender in connection with the transactions secured hereby whether or not any such inaccuracy was known by Borrower to be incorrect;

m.Indemnify, defend and hold Lender harmless from and against any claim, loss or damage to which Lender is subjected as a result of the presence of any hazardous, contaminated or toxic materials, waste or substances (including but not limited to asbestos, ureaformaldehyde foamed in place insulation, polychlorinated biphenyls, and all materials termed hazardous wastes or hazardous substances as defined in the Solid Waste Disposal Act of 1985, as from time to time amended) or the use, handling, storage, transportation or disposal thereof within or upon the Real Estate, excluding any acts of Lender following Lender’s control and possession of the Real Estate, or violation of the covenants, representations and warranties contained in this Agreement. For purposes hereof “hazardous, contaminated or toxic materials, waste or substances” will include but not be limited to substances defined as “hazardous substances,” “hazardous waste,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601 et seq. or any similar federal, state or local laws, and/or in the regulations adopted in publications promulgated pursuant to such laws, or as such laws or regulations may be further amended, modified or supplemented;

n.Maintain the financial condition of Borrower at all times at a level such that (i) Borrower would not be rendered insolvent if required to perform under the terms of the documentation evidencing the Loan, and (ii) Borrower’s cash flow is adequate to perform its obligations under the documentation evidencing the Loan and pay all other indebtedness and obligations of Borrower as they become due except any such indebtedness and obligations being contested in good faith and (iii) the assets of Borrower, valued on a fair saleable basis, are equal to or greater than the sum of all liabilities and contingent liabilities required to be included on Borrower’s balance sheet under GAAP;

o.Notify Lender immediately in writing of the initiation of any criminal investigation or proceeding initiated by any federal, state or local agency, department, or instrumentality against (i) Borrower or (ii) any employee of the Borrower if in either (i)

or (ii), such investigation or proceeding could have a material adverse effect on the financial condition, business operations or assets of Borrowers or result in the Real Estate being seized pursuant to 18 U.S.C. Sec. 1963,21 U.S.C. Sec. 853,21 U.S.C. Sec. 881, 46 U.S.C. App. Sec. 1904, I.C. 34-4-30.1-1 et seq. or any similar federal, state or local law and/or regulation adopted in publications promulgated pursuant to such laws, or as such laws or regulations may be further amended, modified or supplemented;

p.Permit Lender to advertise in any medium at Lender’s expense indicating Lender as the lender in such form, size and shape as shall be determined by Lender and reasonably approved by Borrower.

q.Permit representatives of Lender to have access upon reasonable advance notice and during regular business hours to Borrower’s premises, facilities and records, including hardware, software and test reports, and to Borrower’s personnel, including systems personnel, all as deemed reasonably necessary or appropriate by Lender and reasonably acceptable to Borrower to review but without interfering with Borrower’s normal business operations.

r.Maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 for each twelve (12) month period, tested each fiscal quarter beginning May 31, 2019 and each fiscal quarter thereafter. The term “Fixed Charge Coverage Ratio” means, with respect to a fiscal year for Borrower and certain subsidiaries described on Exhibit “C” but excluding other subsidiaries described on Exhibit “C”, a ratio, the numerator of which is Borrower’s trailing twelve (12) month net income on a consolidated basis before interest, taxes, depreciation and amortization, noncash compensation, and other non-cash items of income or expense, less the sum of unfunded capital expenditures, divided by the amount of scheduled principal and interest payments for long term debt (having a maturity in excess of one year) payable during said trailing twelve (12) month period, all as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), but adjusted on a pro forma basis reasonably acceptable to Lender for any asset acquisition or disposition that occurs during the period with items paid for in cash from asset disposition activity carved out after satisfaction of the prepayment fee, if any, under the Note.

Borrower shall not, without the prior written consent of Lender:

(1)Create or permit to exist any mortgage, pledge, security interest, title retention device or other encumbrance on any interest of Borrower in the Real Estate, except for (a) any mortgage or security interest held by Lender, (b) the junior lien under the Revolver Loan (defined below) on the EOC Real Estate, and (c) those liens and encumbrances as shall be approved in writing by Lender in its sole discretion provided however, notwithstanding any other provision in this Agreement or in any of the other Loan Documents, Lender’s consent shall not be required for the leasing of portions of the EOC Real Estate for commercially reasonable rents upon commercially reasonable terms;

(2)Except for the sale of the EIB Real Estate as provided in this Agreement and the other Loan Documents, dispose of any of its assets or properties other than in the ordinary course of business for fair value;

(3)Except for the permitted limited advances for Digonex Technologies, Inc. (“Digonex”) as provided below, or advances to Austin as permitted under the Revolver Loan with Wells, directly or indirectly make (i) any loan, gift, transfer or advance of cash or other real, personal or intangible property other than distributions from cash flow and in compliance with the terms of this Agreement, or (ii) any transfer of any other benefit or thing of value to any person except for fair value received by Borrower; it is intended that this paragraph prohibit, by way of example and not by way of limitation, any payment by Borrower characterized as a commission or referral fee, and any payments by Borrower characterized as the consideration for a purchase to the extent that such payment is not bona fide or exceeds the real value received by the Borrower;

(4)Except for the guaranty provided by EIB to Wells Fargo Bank, National Association (“Wells”) as part of the Revolver Loan, assume, guarantee or otherwise become liable as guarantor or surety for the obligation of any person or entity except in connection with the endorsement of checks for deposit in the ordinary course of business and other similar collection transactions in the ordinary course of business;

(5) Make any financial arrangements for borrowed money or otherwise through any other financial institution entity or party which is secured by the Real Estate except the revolving credit in the mount of $12,000,000 with Wells  and any refinancing of such loan (the “Revolver Loan”), the form of the mortgage shall be subject to Lender’s reasonable approval;

(6)Take any action, allow any event to occur or permit a condition to exist which could materially and adversely affect Borrower’s ability to complete its obligations under the terms of this Agreement, the Note, Mortgage or any other instruments, agreements or documents required of Borrower hereunder;

(7)Change the nature of Borrower’s current business;

(8)Make any change in the key management of Borrower;

(9)Permit the control or ownership of Borrower or to be vested in anyone other than current owners; or

(10)Make any cash contribution or injection to Digonex  in excess of One Million Dollars ($1,000,000.00) in any calendar year until the Mandatory Principal Payment has been made.

7.Events of Default and Rights of Lender.  Any one (1) or more of the following shall constitute an Event of Default hereunder:

a.Failure to make any payment within ten (10) days of when due of principal or interest required by the Note;

b.A failure to pay or cause to be paid upon demand or within ten (10) days of when due any other amounts due under the Note, Mortgage, Assignment of Leases, Indemnity Agreement, this Agreement or any of the other Loan Documents securing the Loan;

c.Failure to observe or perform any agreement or covenant contained herein or in any of the Loan Documents securing the Loan within thirty (30) days after written notice of such failure, or such other period of time as is reasonably necessary to remedy such failure not to exceed an extra (60) days;

d.A material breach of any warranty, representation, certification or statement contained in this Agreement or in any certification or other agreement or document executed or delivered in connection herewith;

e.Dissolution, liquidation or termination of the business of Borrower;

f.Assignment by Borrower for the benefit of its creditors;

g.Appointment of a receiver or a trustee for Borrower or any of its assets, which appointment is consented to or, if not consented to, shall not be removed or discharged within sixty (60) days after such appointment;

h.The filing of a petition for relief under the United States Bankruptcy Code against Borrower, which petition is consented to or, if involuntary, remains undismissed for sixty (60) days after such filing;

i.A determination by Lender, in its sole discretion, that any action, inaction, commission, omission or circumstance has occurred or may occur which may subject any assets of Borrower, including but not limited to the Real Estate, to be seized by any federal, state or local governmental department, agency or instrumentality pursuant to 18 U.S.C. Sec. 1963, 21 U.S.C. Sec. 853, 21 U.S.C. Sec. 881, 46 U.S.C. App. Sec. 1904, I.C. 34-4-30.1-1 et seq. or any similar federal, state or local laws and/or regulations adopted in publications promulgated pursuant to such laws, or as such laws or regulations may be amended, modified or supplemented from time to time;

j.The occurrence and continuance for a period of fifteen (15) days after receipt of notice from Lender of any of the following:

(i)Borrower fails to maintain all material licenses, authorizations and approvals required to operate its business; or

(ii)The security interest or other lien purported to be created pursuant to the Loan Documents shall for any reason, except to the extent permitted by the terms thereof, cease to be a valid and perfected security interest or other lien, as the case may be, in any of the collateral purported to be covered thereby.

k.A default under the Revolver Loan or the Barrett Loan which remains in default after applicable notice and cure periods and relates to any matter involving an aggregate amount of not less than $250,000.00 and such default (i) occurs at the final maturity of the obligations thereunder or (ii) results in a right by such lender, irrespective if exercised, to accelerate the maturity of such Revolver Loan or Barrett Loan.

Upon an Event of Default hereunder, at the option of Lender and with further notice  to Borrower, all of the indebtedness evidenced by the Note and remaining unpaid shall become immediately due and payable. Anything contained herein or in the Note to the contrary notwithstanding, Lender, at its option and upon demand, shall have the right to perform all acts necessary for the performance, sale, collection and enforcement of the collateral covered by the Mortgage and/or any other agreement or document executed in connection with the Loan. Upon an Event of Default hereunder, at the option of Lender and with notice to Borrower, Lender may order an appraisal of the Real Estate, to be in such form and scope and to be performed by an appraiser as Lender may choose in its sole discretion. All costs and expenses of such appraisal shall be immediately paid by Borrower upon demand by Lender and such amounts shall be added to the indebtedness evidenced by the Loan and secured by the Mortgage. Furthermore, upon an Event of Default hereunder, Borrower, immediately upon demand by Lender, shall assemble the collateral securing the Loan and make it available to Lender at a place or places to be designated by Lender which are reasonably convenient to Lender and Borrower. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations under this Agreement or any other documents executed in connection herewith, Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. All rights and remedies of Lender herein specified are cumulative and in addition to, not in limitation of, any rights and remedies which it may have by law or at equity.

8.Additional Rights of Lender.  If an Event of Default exists with respect to the Loan, Lender may, at its option and without demand, declare the entire principal sum under the Note to be due and payable immediately and may enter into possession of the Real Estate or any portion thereof and perform any and all work and labor necessary to repair and maintain the Real Estate. All sums so expended by Lender shall be deemed paid to Borrower and secured by all documents executed and delivered pursuant to the Loan. Upon and during the pendency of an Event of Default, each payment to Lender shall be applied to the payment of accrued and unpaid interest and to the reduction of the principal balance in such order and in such amounts as Lender shall determine, in its sole discretion; otherwise, such payments shall be applied first to accrued and unpaid interest and then to principal. Lender may from time to time without notice to Borrower (a) release any collateral or substitute or exchange any collateral, (b) release, modify or compromise any liability of Borrower or any other obligor, or the terms thereof and (c) apply any amounts paid to Lender with such marshalling of security as Lender may, in its sole discretion, determine appropriate to the extent permitted by law; all without the consent of or proper notice to Borrower. The liability of Borrower shall not be released in part or in whole by reason of the foregoing, the addition of co-makers, endorsers, guarantors or sureties, or a failure to perfect any security interest or lien in any collateral or a failure to proceed in any particular manner with respect to any collateral. All rights or remedies of Lender hereunder are cumulative and are in addition to, not in limitation of, any rights or remedies which it may have by law.

9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Lender and Borrower; provided, however, Borrower may not assign this Agreement without the prior written consent of Lender.

10.No Third-Party Beneficiaries.  Nothing contained herein shall be deemed or construed to create an obligation on the part of Lender to any third party nor shall any third party have a right to enforce against Lender any rights which Borrower may have under this Agreement.

11.No Waiver. No waiver by Lender of the breach of any term, condition, warranty, representation, covenant or agreement contained herein or in the agreements, instruments, guaranties or documents delivered pursuant thereto shall be considered as a waiver of the same default in the future or any other default and no delay or omission by Lender in exercising any right or remedy hereunder shall impair any such right or remedy or be construed as a waiver of any default. The inclusion of deadlines and the references to dates later than the maturity of any obligation shall not by implication or otherwise obligate Lender to renew or extend any maturity.

12.Waiver of Presentment.  Borrower waives presentment, demand and protest and notice of presentment, maturity, release, compromising settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties entered into by Borrower in connection herewith and at any time held by Lender and on which Borrower may be liable in any way.

13.Amendments.  Any modification of or amendment to this Agreement shall be ineffective unless in writing and signed by the duly authorized representatives of Borrower and Lender.

14.Notices.  Any notice required or permitted to Lender or Borrower hereunder shall be deemed effective when mailed, certified or registered United States mail, postage prepaid, or when sent by an overnight carrier which provides for a return receipt if to Borrower at 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, Attention: Ryan A. Hornaday, EVP, CFO and Treasurer, with a copy to J. Scott Enright, General Counsel, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 or if to Lender at 3610 River Crossing Parkway, Indianapolis, Indiana 46240, Attention John McCreary, with a copy to Taft Stettinius & Hollister LLP, One Indiana Square, Suite 3500, Indianapolis, Indiana 46204, Attn: Jeffrey A. Abrams, or at such other address as either Borrower or Lender may from time to time specify by notice hereunder. Any notice required to be given by Lender of a sale, lease, other disposition of the collateral or any other intended action by Lender, deposited in the United States Mail, certified and registered with postage prepaid duly addressed as specified above no less than ten (10) business days prior to such proposed action, or if sent by overnight carrier no less than five (5) business days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower of same.

15.Prior Agreements.  This Agreement replaces and supersedes any inconsistent provisions of any agreements heretofore made by Lender and Borrower. This Agreement, the Note and Mortgage and all other documents executed in connection with this Agreement are intended to be complementary and supplementary to one another. In the event of any conflict between the terms of one or more thereof, such terms shall, to the fullest extent reasonably possible, be construed to be complementary. However, if such terms cannot be construed as complementary, then the terms of this Agreement shall govern.

16.No Partnership/Joint Venture.  It is hereby acknowledged by Lender and Borrower that the relationship between them created hereby and by any other document executed in connection with the Loan is that of creditor and debtor and is not intended to be and shall not in any way be construed to be that of a partnership, a joint venture or that of principal and agent; and it is hereby further acknowledged that any control of or supervision over the construction of the Improvements by Lender or disbursement of the Loan to anyone other than Borrower shall not be deemed to make Lender a partner, joint venturer or principal or agent of Borrower, but rather shall be deemed to be solely for the purpose of protecting Lender’s security for the indebtedness evidenced by the Note and other indebtedness of Borrower to Lender.

17.Governing Law.  This Agreement has been entered into and shall be governed by and construed in accordance with the laws of the State of Indiana.

18.Survival of Indemnities.  All indemnities from Borrower to Lender shall survive this Agreement.

19.Invalidity of any Provision.  If any provision of this Agreement or of any other documents executed in connection herewith is held invalid or unenforceable, the remainder of this Agreement or such other documents and the application of such provisions to other persons or circumstances will not be affected hereby and the provisions of this Agreement and such other documents will be severable in such instance.

20.Captions.  The captions or headings herein have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

21.Consent to Jurisdiction.  BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN THE SUPERIOR COURT OF MARION COUNTY, INDIANA, BOONE COUNTY, INDIANA OR A UNITED STATES DISTRICT COURT OF INDIANA OR, IF LENDER INITIATES SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT MARION COUNTY, INDIANA, BOONE COUNTY, INDIANA OR A UNITED STATES DISTRICT COURT OF INDIANA IS AN

INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

22.Waiver of Jury Trial.  LENDER AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND THEREFORE, THE PARTIES VOLUNTARILY, KNOWINGLY AND INTENTIONALLY AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

23.Sole Discretion of Lender.  Except as may otherwise be expressly provided to the contrary, whenever pursuant to this Agreement or any of the Loan Documents, Lender exercises any right given to it to consent or not consent, approve or not approve, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to consent or not consent, or to approve or not to approve, or to decide the arrangements or terms are satisfactory or not satisfactory shall be in the sole and reasonable discretion of Lender and shall be final and conclusive.

24.USA Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement.

EMMIS OPERATING COMPANy, an Indiana corporation

By:	/s/ Ryan A. Hornaday
Ryan A. Hornaday, EVP, CFO & Treasurer

EMMIS INDIANA BROADCASTING, L.P., an Indiana limited partnership

By:	Emmis Operating Company, an Indiana corporation, general partner

By:	/s/ Ryan A. Hornaday
Ryan A. Hornaday, EVP, CFO & Treasurer

STAR FINANCIAL BANK

By:	/s/ John McCreary
John McCreary, Region President

EXHIBIT “A”

EOC Real Estate

Legal Description

Tract 1 (fee parcel)

Lot 13, and parts of Lots 11 and 12 in Square 55 of the Donation Lands of the City of Indianapolis, Indiana, more particularly described as follows:

Beginning at the Southwest corner of said Lot 13, thence on an assumed bearing of North 00 degrees 00 minutes 16 seconds West along the West line of said Lot 13 a distance of 156.37 feet (156.33 feet, plat) to the Northwest corner of said Lot 13; thence North 62 degrees 06 minutes 17 seconds East along the North line of said Lot 13 a distance of 126.32 feet (126.42 feet, plat) to the Northeast corner of said Lot 13 and a curve, having a radius of 246.65 feet the radius point of which bears North 62 degrees 16 minutes 47 seconds East; thence Southeasterly along the arc of said curve a distance of 141.94 feet to a point which bears South 29 degrees 18 minutes 33 seconds West from said radius; thence South 44 degrees 49 minutes 22 seconds West a distance of 49.86 feet; thence South 00 degrees 06 minutes 46 seconds East a distance of 79.54 feet to the South line of said Lot 11; thence South 89 degrees 55 minutes 38 seconds West along the South line of said Lot 11 and 12 a distance of 174.24 feet to the Point Of Beginning.

AND

Part of Court Street vacated by Declaratory Resolution No. 16366, 1947, recorded December 17, 1947 in Deed Record 1284, page 299 in the Office of the Recorder of Marion County, Indiana, described as follows:

Being that part of Court Street from a point 16 feet above the present surface to an unlimited height upwards, described as follows: Beginning at a point on the North line of Court Street 110 feet West of the West line of Meridian Street, said point being also 110 feet West of the Southeast corner of Lot 11 in Square 55, as recorded in the Marion County Recorder's Office, Indianapolis, Indiana; thence West along said North line of Court Street for a distance of 50 feet 3 1/8 inches; thence South along a line that is parallel to the West line of Meridian Street for a distance of 15 feet to the intersection of the South line of Court Street; thence East along the South line of Court Street for a distance of 50 feet 3 1/8 inches; thence North along a line that is parallel to the West line of Meridian Street for a distance of 15 feet to the Place Of Beginning.

Tract 2 (easement parcel over leasehold estate)

Non-exclusive easement of use for parking spaces as set forth in Amendment and Restatement of Grant of Easements Agreement dated December 17, 2004, and recorded January 10, 2005, as Instrument 2005-0004191. Amended by Assignment and Assumption of Rights Under G/T Project Agreement, Cross Easement and Parking Agreement and Cross Easement Agreement, dated December 2, 2004, and recorded January 10, 2005, as Instrument 2005-0004198. Further amended by Amendment to Amendment and Restatement of Grant of Easements Agreement

dated January 14, 2009, and recorded July 29, 2014, as Instrument A201400069793; by Third Amendment to Grant of Easements Agreement, dated January 1, 2014, and recorded July 29, 2014, as Instrument A201400069794; and by Fourth Amendment to Grant of Easements Agreement dated December 21, 2018, and recorded January 15, 2019, as Instrument A201900004819. in the Office of the Recorder of Marion County, Indiana, affecting the following described land:

Lots 3, 4, the South Half of Lot 2 and a part of the 15 foot vacated right-of-way of Bird Street, all situated in Square 55 of the Donation Lands of the City of Indianapolis, Indiana, more particularly described as follows: Beginning at the Southwest corner of said Lot 4; thence on an assumed bearing of North 00 degrees 00 minutes 16 seconds West along the West line of said Lots 4, 3, and 2 a distance of 178.13 feet to the Northwest corner of the South Half of said Lot 2; thence North 89 degrees 55 minutes 38 seconds East along the North line of the South Half of said Lot 2 a distance of 120.00 feet to the Northeast corner of the South Half of said Lot 2; thence South 00 degrees 00 minutes 16 seconds East along the East line of Lot 2 a distance of 21.73 feet; thence North 89 degrees 59 minutes 44 seconds East perpendicular to the East line of said Lot 2 a distance of 15.00 feet to the Northwest corner of Lot 13; thence South 00 degrees 00 minutes 16 seconds East along the West line of Lot 13 a distance of 156.38 feet to the Southwest corner of Lot 13; thence South 89 degrees 55 minutes 38 seconds West along the Easterly extension of the South line of the aforesaid Lot 4 and along the South line of Lot 4 a distance of 135.00 feet to the point of beginning.

Tract 3

Those non-exclusive easements for public access, construction of parking garage, utilities, air rights and encroachment as created and granted inAmendment and Restatement of Grant of Easements Agreement dated December 17, 2004, and recorded January 10, 2005, as Instrument 2005-0004191. Amended by Assignment and Assumption of Rights Under G/T Project Agreement, Cross Easement and Parking Agreement and Cross Easement Agreement, dated December 2, 2004, and recorded January 10, 2005, as Instrument 2005-0004198. Further amended by Amendment to Amendment and Restatement of Grant of Easements Agreement dated January 14, 2009, and recorded July 29, 2014, as Instrument A201400069793; by Third Amendment to Grant of Easements Agreement, dated January 1, 2014, and recorded July 29, 2014, as Instrument A201400069794; and by Fourth Amendment to Grant of Easements Agreement dated December 21, 2018, and recorded January 15, 2019, as Instrument A201900004819. in the Office of the Recorder of Marion County, Indiana

Tract 4

Those non-exclusive easements for access as created and granted in that certain Cross Easement Agreement by and among the Department of Metropolitan Development, Circle Block Partners, LLC, and Goodman Taylor, Inc. dated December 3, 2004 and recorded January 10, 2005 as Instrument No. 2005-4194, as modified by an Assignment and Assumption of Rights Under G/T Project Agreement, Cross Easement and Parking Agreement and Cross Easement Agreement dated December 2, 2004 and recorded January 10, 2005 as Instrument No. 2005-4198 in the Office of the Recorder or Marion County, Indiana.

EXHIBIT “B”

EIB Real Estate

Legal Description

Part of the Southeast quarter of Section 36, Township 18 North, Range 1 East, in Boone County, Indiana, being more particularly described as follows:

Beginning at a point on the East line of said quarter section; South 00 degrees 26 minutes 18 seconds West 930.59 feet from the Northeast corner of said quarter section; thence South 00 degrees 26 minutes 18 seconds West along the said East line 1,405.00 feet to a point lying North 00 degrees 26 minutes 18 seconds East 300.00 feet from the Southeast corner of said quarter section; thence South 74 degrees 31 minutes 15 seconds West 1,133.40 feet to a point on the South line of said quarter section lying South 89 degrees 52 minutes 07 seconds West 1,090.00 feet from the Southeast corner of said quarter section; thence South 89 degrees 52 minutes 07 seconds West along said South line 338.95 feet to the Easterly right of way line for Interstate 65 per Indiana State Highway Commission Plans dated 1958, Project Number 03-4(11) the next three courses being along said Easterly right of way line; thence North 42 degrees 26 minutes 58 seconds West, 1,304.66 feet; thence North 40 degrees 09 minutes 32 seconds West 250.20 feet; thence North 42 degrees 26 minutes 58 seconds West 223.14 feet to the South line of the Northwest quarter of said quarter section; thence North 89 degrees 56 minutes 44 seconds East along said South line 1,292.54 feet to the Southeast corner of the Northwest quarter of said quarter section; thence North 00 degrees 24 minutes 53 seconds East along the East line of the Northwest quarter of said quarter section 388.47 feet; thence North 90 degrees 00 minutes 00 seconds East 1,339.17 feet to the Beginning Point.

EXHIBIT “C”

Subsidiaries

•	Emmis Radio License, LLC
•	Emmis License Corporation of New York
•	Emmis Radio License Corporation of New York
•	Radio Austin Management, LLC
•	Emmis Austin Radio Broadcasting Company, L.P.
•	Emmis Radio, LLC
•	Emmis Radio Holding Corporation
•	Emmis Radio Holding II Corporation
•	WBLS-WLIB, LLC
•	WLIB Tower LLC
•	WBLS-WLIB License LLC
•	Emmis Publishing Corporation
•	Emmis Publishing, L.P.
•	WHHL, LLC

Excluded Financial Subsidiaries

•	Emmis New York Radio LLC
•	Emmis New York Radio License LLC
•	Digonex Technologies, Inc.
•	TagStation, LLC
•	NextRadio, LLC
•	NextRadio Sales, LLC
•	Other subsidiaries designated as excluded non-guarantor subsidiaries by Borrower In accordance with the loan documents

EXHIBIT “D”

FORM OF COMPLIANCE CERTIFICATE

[on Borrower's letterhead]

To:	STAR Financial Bank

3610 River Crossing Parkway

Indianapolis, IN  46240

Attn:  Loan Portfolio Manager - Emmis

Re:	Compliance Certificate dated _____________, 20__

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Agreement, dated as of April 12, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), by and among EMMIS OPERATING COMPANY, an Indiana corporation and EMMIS INDIANA BROADCASTING, L. P., each, a "Borrower" and collectively, jointly and severally, the "Borrowers"), and STAR Financial Bank, an Indiana bank ("Lender").  Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Pursuant to Section 6 (e) (2) of the Loan Agreement, the undersigned officer of Borrowers hereby certifies as of the date hereof that:

1.The financial information of Borrowers and its Subsidiaries described on Exhibit “C” of the Loan Agreement has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Borrowers and its Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended, except that with respect to unaudited consolidating financial statements (a) shared operating expenses (if applicable) are allocated among business units, as determined by Borrowers in good faith and consistently with past practice, and (b) the financial statements do not include income tax expense or benefit, interest income and expense, and non-cash compensation expenses associated with equity compensation arrangements.

2.Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrowers and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 6(e)(2) of the Loan Agreement.

3.Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes an Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrowers and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrowers set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.As of the date hereof, Borrowers and their Subsidiaries are in compliance with the applicable covenants contained in Section 6 r of the Loan Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of ____________, 20___.

EMMIS OPERATING COMPANY

By:
Name:
Title:

EMMIS INDIANA BROADCASTING, L.P.

By:
Name:
Title:

SCHEDULE 1

Financial Information

10430483v4 4/11/2019 3:44 PM1989.647

SCHEDULE 2

Event of Default

KD_Mortgage

24578149.1

24578149.3

SCHEDULE 3

Representations and Warranties

KD_Mortgage

24578149.1

24578149.3

SCHEDULE 4

Financial Covenants

1.Fixed Charge Coverage Ratio.

Borrower and its Subsidiaries' Fixed Charge Coverage Ratio, measured on a [quarter-end] basis, for the 12 month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7(r) of the Loan Agreement for the corresponding period.

KD_Mortgage

24578149.1

24578149.3